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                                                                     Exhibit 3.3

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                              ARK RESTAURANTS CORP.

                Under Section 805 of the Business Corporation Law


         We the undersigned, being the President and Secretary, respectively, of ARK RESTAURANTS CORP., hereby certify:

         1. The name of the corporation is ARK RESTAURANTS CORP., and the name under which the corporation was formed was Ark Management Corp.

         2. The Certificate of Incorporation of the Corporation was filed by the Department of State on January 4, 1983.

         3. The Certificate of Incorporation is hereby amended as authorized by
Section 801 of the Business Corporation Law to eliminate the personal liability of directors of the Company to the extent permitted by law.

         4. To accomplish the foregoing amendment, a new sentence is hereby added as the first sentence of Paragraph 7 of the Certificate of Incorporation, which Paragraph 7 reads in its entirety as follows:

                           "7. The personal liability of the directors of the Corporation to the Corporation or its shareholders for damages for any breach of duty as a director is hereby eliminated to the fullest extent permitted by the Business Corporation Law of the State of New York as the same may be amended and supplemented. The Corporation shall, to the fullest extent permitted by the New York Business Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said law from and against any and all of the expenses, liabilities or other matters referred to in or covered by said law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which any indemnified person may be entitled under any by-laws, agreement, vote of shareholders or directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has





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         ceased to be a director, officer, employee or agent and shall inure to the benefit of heirs, executors and administrators of such person."

         5. The foregoing amendment to the Certificate of Incorporation was authorized by the unanimous written consent of the Board of Directors of the Corporation dated February 12, 1988, followed by the favorable vote of holders of a majority of all outstanding shares entitled to vote thereon of a meeting of shareholders held on March 16, 1988.

         IN WITNESS WHEREOF, we have duly executed this Certificate of Amendment and affirm that the statements contained herein are true under the penalties of perjury this 16th day of March, 1988.


                                       /s/ Michael Weinstein
                                       -----------------------------------------
                                       Michael Weinstein, President


                                       /s/ William Lalor
                                       -----------------------------------------
                                       William Lalor, Secretary






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